Exhibit 99.1

                                 POPE RESOURCES
                            2005 UNIT INCENTIVE PLAN

     SECTION 1. Purpose . The purpose of this Pope Resources 2005 Unit Incentive Plan (this "Plan") is to provide a means for Pope Resources, A Delaware Limited Partnership (the "Company") and related entities to continue to attract, motivate and retain key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company (and related entities) by linking their interests in the Company's success with those of the Company and its unit holders. The incentives will be in the form of options to purchase units of the Company's limited partnership interests, other awards of the Company's limited partnership interests, and Unit Appreciation Rights (as defined below).

     SECTION 2. Definitions . When used in this Plan the following terms are defined as set forth below:

     "Administrator" has the meaning provided in Section 4.

     "Award" means an Option, Unit Grant or Unit Appreciation Right.

     "Award Agreement" shall mean a written agreement that details the terms and conditions of a particular Award.

     "Base Value" has the meaning provided in Section 8.1.

     "Board" means the Board of Directors of MGP.

     "Capitalization Change" has the meaning provided in Section 11.1.

     "Cause" has the meaning provided in Section 9.1.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Pope Resources, A Delaware Limited Partnership.

     "Effective Date" has the meaning provided in Section 18.

     "Eligible Participants" has the meaning provided in Section 5.2.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exercise Price" means the amount to be paid by an Optionee to exercise an Option.

      "Fair Market Value" of a Unit is the fair market value established in good faith by the Administrator, unless one of the following applies: (a) if the Units are listed on the NASDAQ Stock Market, then the Fair Market Value is the average of the last reported sale price for the Units as recorded by the NASDAQ Stock Market on each of the five trading days ending on and including the day before the award is priced; (b) if the Units are not listed on the NASDAQ Stock Market and are listed on the New York Stock Exchange or the American Stock Exchange, then the Fair Market Value is the average of the closing sales price for the Units as such price is officially quoted in the composite tape of transactions on such exchange on each of the five trading days ending on and including the day before the Award is priced; (c) if the Units are of a class for which reports are required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act, but are not listed on a national securities exchange or on the NASDAQ Stock Market, then the Fair Market Value shall be equal to the average of the closing price or last reported sale price of the Units on each of the five trading days ending on and including the day before the Award is priced, as quoted or disclosed by the market or exchange on which the Unit is listed. For purposes of this definition a "trading day" on an exchange or market is a day on which the number of Units traded is equal to or greater than one-half of the average daily trading volume of the Units measured over the then-current ninety-day trailing average.


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      "Grant Agreement" means a written agreement that details the terms and conditions of a particular Unit Grant.

       "Grant Date" means the date on which the Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions relating to exercisability or vesting of an Award shall not defer the Grant Date.

      "Grantee" means an individual or entity who has received a Unit Grant under this Plan.

      "Holder" means an individual or entity who has received a Unit Appreciation Right under this Plan.

      "Human Resources Committee" means the Human Resources Committee of the Board, as constituted from time to time in compliance with the Bylaws of MGP and the rules of the securities market (if any) upon which the Units are then listed for trading.

      "MGP" means Pope MGP, Inc., a Delaware corporation, the managing general partner of the Company.

      "Option" means an option granted pursuant to this Plan for the purchase of Units.

      "Option Agreement" means a written agreement that details the terms and conditions of a particular Option.

      "Optionee" means an individual or entity who has received an Option under this Plan.

      "Plan" means this Pope Resources 2005 Unit Incentive Plan.

      "Prior Plan" shall have the meaning specified in Section 3.1.

      "Related Entity" means any entity that, directly or indirectly, is in control of, or under common control with, the Company.

      "Sales Event" has the meaning provided in Section 11.2.1.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Unit" has the meaning provided in Section 3.

      "Unit Appreciation Right" shall mean a right awarded to a Holder to receive a cash payment equal to the appreciation (if any) in the Fair Market Value of a Unit from the date of grant until the Unit Appreciation Right is exercised or cancelled for payment. At the discretion of the Administrator, and as provided in each individual Award Agreement, payment may be made in one or more cash installments (each of which may be, but is not required to be, conditioned upon the continuation of the Holder's employment, the achievement of other benchmarks, or both), or by delivering an amount of Units that have a Fair Market Value equal to the cash otherwise payable to the Holder, or a combination of cash and Units.

      "Unit Appreciation Right Agreement" means a written agreement that details the terms and conditions of a particular Unit Appreciation Right.

      "Unit Grant" means a grant pursuant to this Plan of one or more Units, subject to such terms and conditions as the applicable Grant Agreement may provide.

      "Total Disability" has the meaning provided in Section 9.2.

      SECTION 3. Units Subject to This Plan . The securities and rights issuable under this Plan relate to the Company's limited partnership units, either available for original issuance or reacquired by the Company (the "Units").


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     3.1 Amount. Subject to adjustment under Section 11.1, the maximum amount of
Units that may be issued for Awards under this Plan is 1,500,000, as such Units were constituted on the Effective Date. The total shall include any Units, as of the date of Unit holder approval of this Plan, available for future awards under the Pope Resources 1997 Unit Option Plan (the "Prior Plan"), as well as any
Units that are represented by awards under the Prior Plan, which are forfeited or cancelled or expire without the delivery of Units or which result in the reacquisition of Units by the Company. From the date of unit holder approval of this Plan, the Prior Plan shall cease to be effective for purposes of granting any additional Awards; provided, however, that the adoption of this Plan shall not be construed to amend or affect any securities or rights previously issued under the Prior Plan. The granting of Unit Appreciation Rights shall not reduce the number of Units available under this Plan, except to the extent the Company's obligations under the Unit Appreciation Rights are satisfied by delivering Units instead of cash.

     3.2 Returned Units. If any outstanding Option or Unit Appreciation Right expires, or is exchanged, canceled or terminated for any reason without having been exercised or realized in full, or all or part of a Unit Grant is forfeited because the Grantee terminates employment or other services with the Company prior to satisfying the applicable vesting schedule, then the unpurchased, unissued or forfeited Units subject to such Awards will again be available for issuance under this Plan. If the Company repurchases Units issued pursuant to an Award, then the repurchased Units will not be available again for issuance under this Plan, unless the units relate to an Option (or portion of an Option) that was exercised prior to becoming vested, which Units are then repurchased by the Company, for the Optionee's Exercise Price, in conjunction with the Optionee terminating employment or services with the Company prior to satisfaction of the underlying vesting schedule, in which case the repurchased Units will again be available for issuance under this Plan.


     SECTION 4. Administration.

     4.1 Administrator. The Human Resources Committee shall administer this Plan; provided, however, that if the Human Resources Committee is not in existence or otherwise cannot administer this Plan, then this Plan may be administrated by the Board or by a committee or subcommittee of the Board, which subcommittee shall be comprised solely of independent directors (as determined by the rules of the securities markets on which the Units are then listed for trading). The body charged with administering the Plan is referred to as the "Administrator." Notwithstanding the delegation of administrative authority, the Board has exclusive authority to (a) amend or terminate this Plan as provided in
Section 16, and (b) remove members from and add members to the Administrator. Subject to the rules of the securities markets on which the Units are then listed for trading, the Administrator may further delegate administrative duties to those officers and managers of the Company as it so determines.

     4.2 Procedures. The Administrator may hold meetings at such times and places as it determines, and from time to time adopt and amend rules and regulations relating to the administration of this Plan, provided that absent the adoption of any formal rules, the acts of a majority of the members of the Administrator at a meeting, or acts approved in writing by all Administrator members, are valid acts of the Administrator.

     4.3 Responsibilities. Except as stated elsewhere in this Plan, the Administrator has full discretionary authority to determine all matters relating to Awards, including but not limited to (a) the selection of Eligible Participants to receive Awards, (b) the number of Units subject to each Award,
(c) the Exercise Price to be paid for any Option, (d) any vesting or forfeiture schedule, (e) the acceleration of the exercise date, and (f) the extension of the exercise period. In exercising its authority to set the terms and conditions of an Award, and subject only to the limits of applicable law and the rules of the securities markets on which the Units are then listed for trading, the Administrator shall be under no obligation or duty to treat, or to forbear from treating, similarly situated Grantees, Holders or Optionees in the same manner, and any action taken by the Administrator with respect to the grant of an Award to one individual shall in no way obligate the Administrator to take the same or similar action with respect to any other individual. Subject to rules of the securities markets on which the Units are then listed for trading, the Administrator may exercise its discretion in a manner such that Awards granted to individuals who are foreign nationals or are employed outside the United States contain terms and conditions that are different from the provisions otherwise anticipated in this Plan, but which are consistent with the tax and other laws of applicable foreign jurisdictions and consistent with the Company's objectives in establishing this Plan.


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     4.4 Plan Construction and Interpretation. Subject to Section 4.5, the
Administrator may correct any defect, supply any omission, or reconcile any inconsistency (a) within this Plan, (b) between this Plan and any related agreement, or (c) between this Plan and any rule or regulation promulgated under this Plan, in the manner and to the extent the Administrator deems appropriate to carry out this Plan, subject in each case to rules of the securities markets on which the Units are then listed for trading. The Administrator's interpretation or construction of any such Plan provision, related agreement, rule or regulation shall be final, conclusive and binding on all interested parties.

     4.5 Amendment of Awards; Waiver of Restrictions. The Administrator may modify or amend outstanding Awards granted under this Plan. The modification or amendment of an outstanding Award shall not, without the consent of the Grantee, Holder or Optionee, impair, diminish or terminate any of the rights of the Grantee, Holder or Optionee or any of the obligations of the Company under the Award, except as otherwise provided in this Plan, or as required to comply with applicable law. Notwithstanding any other provision of this Plan, the Administrator may, in its sole discretion, waive forfeiture restrictions and any other terms, conditions or limitations on any Option, Unit Grant or Unit Appreciation Right under such circumstances and subject to such terms and conditions as the Administrator deems appropriate.


     SECTION 5. Awards and Eligible Participants.

     5.1 Types. Subject to Section 4, the Administrator may, from time to time, grant under this Plan (a) Options, (b) Unit Appreciation Rights or (c) Unit Grants. Options, Unit Appreciation Rights and Unit Grants may be granted singly or in combination.

     5.2 Eligible Participants. The Administrator, as it determines from time to time, may grant Awards to officers, directors and employees of the Company and its Related Entities. The Administrator may also grant Awards to consultants, agents, advisors and independent contractors who provide services to the Company or its Related Entities, or both, provided that such Award recipients (a) are natural persons or an alter-ego entity, (b) render bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction and (c) render bona fide services that do not directly or indirectly promote or maintain a market for the Company's securities.

     5.3 Terms and Conditions. The terms and conditions of Awards granted under this Plan need not be identical in any respect, even when grants are made simultaneously or to persons with the same or similar status.

     SECTION 6. Provisions Applicable to Options.

     6.1 Option Agreement. Each Option shall be evidenced by an Option Agreement that incorporates this Plan by reference and describes the terms and conditions of the Option. In particular, the Option Agreement shall specify the number of Units that may be purchased, the Option's expiration date, the schedule (if any) under which the Option may be exercised, the Exercise Price, and any other terms, conditions, restrictions, representations or warranties required by the Administrator.

     6.2 Exercise Price. The Administrator shall establish the Exercise Price of Options at the Fair Market Value of the underlying Units, determined as of the Grant Date.

     6.3 Term. The term of each Option shall be ten years from the Grant Date, unless the Administrator establishes a shorter or longer period of time as evidenced in the Award Agreement.

     6.4 Vesting. To ensure the Company achieves the purposes and receives the benefits contemplated in this Plan, any Option granted under this Plan shall vest and be exercisable on the schedule and subject to the terms and conditions that the Administrator, shall, in its complete discretion, determine. In addition, the Administrator may, in its complete discretion, provide in an Option Agreement (or addendum to a previously issued Option Agreement) for the Optionee's ability to exercise his or her Option prior to vesting, provided that the Company may require that such units be held in escrow until the Optionee satisfies the applicable vesting schedule, that such units be subject to a requirement that they may not be sold, gifted or otherwise transferred prior to vesting, and that if the Optionee


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terminates employment or other service relationship with the Company prior to satisfaction of the applicable vesting schedule, then the Company may (but will not be obligated to) repurchase the units that relate to the unvested portion of the Option at the time of termination, with the Company's repurchase price being the Optionee's original Exercise Price. In connection with an Optionee's exercise of an Option prior to vesting, the Optionee may file an election under Code ss. 83(b) to accelerate the tax consequence of the exercise.

     6.5 Exercise. The Recipient may exercise Options by delivering written notice to the Administrator of the number of Units sought to be exercised, together with payment of the Exercise Price, and any applicable taxes. The Administrator may specify the form of such notice and the manner of its delivery. Subject to any vesting schedule in the Option Agreement and to any additional holding period required by law, the Optionee may exercise each Option in whole or in part, except that only whole Units will be issued pursuant to the exercise of any Option. -

     6.6 Payment of Exercise Price. An Optionee must pay the Exercise Price in full at the time of exercise. Payment of the Exercise Price shall be in cash, by bank certified or cashier's check or by personal check (unless at the time of exercise the Administrator in a particular case determines not to accept a personal check). The Administrator may determine in its complete discretion at any time before exercise of Options, that alternative forms of payment will be permitted, including but not limited to installment payments on such terms as the Administrator may determine or various cashless exercise arrangements. Unless otherwise provided by the Administrator, an Option may not be exercised by tender to the Company, or attestation to the ownership, of the Unit unless the Units either have been owned by the Optionee for more than six months (and were not used for another Option exercise by attestation during that period) or were not acquired, directly or indirectly, from the Company.

     SECTION 7. Unit Grants.

     7.1 Grants of Units. Each Unit Grant shall be evidenced by a Grant Agreement that incorporates this Plan by reference. The Administrator is authorized to make Unit Grants (or Awards denominated in Units) in such number of Units and on such terms and conditions and subject to such restrictions, if any, as the Administrator determines in its sole discretion, as set forth in the corresponding Grant Agreement. The terms, conditions and restrictions that the Administrator has the power to determine includes, without limitation, the manner in which units subject to Unit Grants are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the underlying Units shall occur by reason of termination of the Grantee's employment or other service relationship.

     7.2 Issuance of Units. Upon the satisfaction of any terms, conditions and restrictions prescribed in connection with a Unit Grant, or upon the Grantee's release from any terms, conditions and restrictions, as determined by the Administrator, the Company shall release, as soon as practicable, to the Grantee, or in the case of the Grantee's death, to the personal representative of the Grantee's estate or other individual or entity as an appropriate court directs, the appropriate number of Units. At the time the Award is made, the Administrator will determine whether the certificates for unvested Units will be held in escrow, pending vesting, or delivered to the Grantee for holding, but containing a legend that outlines the potential risk of forfeiture, as contemplated by Section 12.4.

     7.3 Vesting. To ensure the Company achieves the purposes and receives the benefits contemplated in this Plan, any Unit Grant made under this Plan shall vest on the schedule and subject to the terms and conditions that the Administrator, shall, in its complete discretion, determine. The Company may impose restrictions on unvested Units, such as a requirement that the unvested Units be held in escrow until the Grantee satisfies the applicable vesting schedule, that the Units be subject to a requirement that they may not be sold, gifted or otherwise transferred prior to vesting, and that if the Grantee terminates employment or other service relationship with the Company prior to satisfaction of the applicable vesting schedule, then the unvested Units automatically revert back to the Company. In connection with a Grantee's receipt of a Unit Grant, the Grantee may file an election under Code ss. 83(b) to accelerate the tax consequence of the exercise prior to its vesting.


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     SECTION 8. Unit Appreciation Rights.

     8.1 Unit Appreciation Rights. In addition to other Awards available under this Plan, the Administrator may grant Unit Appreciation Rights. Any grant of Unit Appreciation Rights may, but need not be, associated with Units subject to a specific Option. If a grant of Unit Appreciation Rights is associated with Units subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Unit Appreciation Rights shall terminate upon
(a) the expiration, termination, forfeiture or cancellation of the Option or (b) the exercise of such Option. Similarly, if a grant of Unit Appreciation Rights is associated with Units subject to a specific Option, then, unless otherwise provided in the applicable Award Agreement, the Option associated with the Unit Appreciation Rights shall terminate upon the exercise of the Unit Appreciation Rights. Each grant of Unit Appreciation Rights shall be evidenced by a Unit Appreciation Right Agreement that specifies the term, which in no event may exceed ten years from the Grant Date. In addition, each Unit Appreciation Right Agreement representing a grant of Unit Appreciation Rights shall designate the applicable Fair Market Value of a Unit as of the Grant Date (sometimes referred to as the "Base Value"). The possession of a Unit Appreciation Right shall not, in and of itself, convey to the Holder any of the rights or attributes of a Unit holder, but only the right (subject to certain conditions) to receive payment in connection with appreciation (if any) of the Units.

     8.2 Eligibility. Unit Appreciation Rights under this Section 8 may be granted to any eligible Participant, as determined by the Administrator in its complete discretion.

     8.3 Vesting. To ensure the Company achieves the purposes and receives the benefits contemplated in this Plan, any Unit Appreciation Right granted under this Plan shall vest on the schedule and subject to the terms and conditions that the Administrator, shall, in its complete discretion, determine.

     8.4 Exercise of Unit Appreciation Rights. Upon the exercise of an Unit Appreciation Right, the Holder shall be entitled to receive a cash payment for each Unit covered by the portion of the Unit Appreciation Right being exercised, which payment is equal to the excess of (a) the Fair Market Value of a Unit on the exercise date over (b) the Base Value, as designated in the corresponding Unit Appreciation Right Agreement. All payments in connection with the exercise of Unit Appreciation Rights shall be made as soon as practicable, but in no event later than seven (7) business days after the effective date of the exercise of the Unit Appreciation Right, unless provided otherwise in the applicable Award Agreement. Each Unit Appreciation Right may be exercised on such date or dates, and during such period and with respect to a number of Units, as determined by the Administrator and as set forth in the corresponding Unit Appreciation Right Agreement. The exercise of a Unit Appreciation Right shall also be subject to such terms and conditions as specified in the corresponding Unit Appreciation Right Agreement, which conditions may include minimum exercise amounts and the ability to elect a partial exercise. Unless provided otherwise in the Unit Appreciation Right Agreement, each Unit Appreciation Right shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise. The notice shall be accompanied by the applicable Unit Appreciation Right Agreement and specify the number of Units with respect to which the Unit Appreciation Right is being exercised and the effective date of the proposed exercise.

     SECTION 9. Termination of Relationship with Company . Except as provided otherwise in the applicable Award Agreement, or as otherwise agreed by the Partnership and the Holder, all Awards that are unvested or still subject to forfeiture restrictions automatically expire upon termination of an Optionee's, Holder's or Grantee's employment or other service relationship with the Company (or a Company's affiliated entity by which the Holder has been employed) for any reason other than the transfer of such Holder's employment, without a break in employment other than for vacation or a bona fide leave of absence approved by the Administrator, to another entity affiliated with the Company. And except as provided otherwise in the applicable Award Agreement, the effect of a termination of employment or other service relationship upon vested and non-forfeitable Awards is as follows:

     9.1 Termination For Cause.


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     9.1.1 Effect Upon Options and Unit Appreciation Rights. If the Company
terminates an Optionee's or Holder's employment or other service relationship for Cause, then, as of the Company's first discovery of any of the grounds for termination for Cause, any Option or Unit Appreciation Right held by that Optionee or Holder shall automatically terminate. If an Optionee or Holder is suspended pending an investigation of whether or not the Optionee or Holder will be terminated for Cause, then all of the Optionee's or Holder's rights under any Option or Unit Appreciation Right will also be suspended during the period of investigation.

     9.1.2 Definition of Cause. Termination for "Cause" means the Optionee's, Holder's or Grantee's (a) willful refusal to perform his obligations to the Company, (b) willful misconduct constituting either dishonesty toward the Company or a deliberate attempt to do injury to the interests of the Company,
(c) commission of a serious criminal act whether denominated a felony, misdemeanor or otherwise, or (d) engaging in activities directly in competition or antithetical to the best interests of the Company. To the extent an Optionee, Holder or Grantee is a party to an employment agreement or offer letter of employment with the Company that defines "cause" or a similar term, then the meaning set forth in that agreement shall also be considered "Cause" for purposes of this Plan.

     9.2 Termination Because of Total Disability. If an Optionee's or Holder's employment or other service relationship with the Company terminates because of a "Total Disability," as defined below, then the Optionee's or Holder's vested Options or Unit Appreciation Rights (determined as of the termination) shall not terminate until the sooner of (a) the end of the 12-month period following such termination or (b) the normal expiration date of the Option or Unit Appreciation Right. Unless provided otherwise in the applicable Award Agreement, for purposes of this Plan Total Disability means a mental or physical impairment that (i) causes an individual to be unable to engage in any substantial gainful activity, after reasonable accommodation, and (ii) is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more. The status of Total Disability will be determined by the Administrator and, if requested by the affected Optionee or Holder, two independent physicians, and shall be deemed to exist on the first day after the Administrator (and the two independent physicians, if applicable) reach the conclusion. The application of this Section 9.2 will not accelerate the vesting of Options or Unit Appreciation Rights. Once a determination of Total Disability has been made, any unvested options will cancel.

     9.3 Termination Because of, or Shortly Before, Death. If an Optionee or Holder dies (a) while still engaged in a service relationship with the Company or (b) within the 60-day period (or 12-month period in the case of Total Disability) following cessation of such relationship, then any vested Options or Unit Appreciation Rights may be exercised at any time prior to the end of the 12-month period following the death or the regular expiration date applicable to the Option or Unit Appreciation Right, whichever is earlier. Unless otherwise provided in the Award Agreement, the application of this Section 9.3 will not accelerate the vesting of Options or Unit Appreciation Rights. The vested portion of the Option or Unit Appreciation Right (determined as of the Optionee's or Holder's date of death) may be exercised by the personal representative or the person to whom the Optionee's or Holder's rights pass by will or by the laws of descent and distribution.

     9.4 Other Terminations. If an Optionee's or Holder's relationship with the Company terminates for a reason other than Cause, death, or Total Disability, the Optionee or Holder may exercise vested Options or Unit Appreciation Rights until the earlier of (a) the end of the 90-day period following termination of an Optionee's or Holder's employment or other service relationship with the Company, or (b) the expiration date stated in the Award Agreement, after which all unexercised Options or Unit Appreciation Rights will expire. However, the Administrator may extend the exercise period, in its sole discretion. Unless provided otherwise in an individual Award Agreement, an Optionee's or Holder's change in status from being an employee to a non-employee worker (such as a consultant) will not constitute a termination of the Optionee's or Holder's employment with the Company. If an Optionee or Holder dies during the 90-day post-employment period (or within the 12-month period, in the event of Total Disability), the exercise period will extend for a 12-month period following death, unless sooner terminated, as provided in Section 9.3.

     9.5 Military Leave, Sick Leave and Bona Fide Leave of Absence. To the extent determined by the Administrator, an Optionee's, Grantee's or Holder's employment or other working relationship with the Company may be deemed to continue while the Optionee, Grantee or Holder is on military leave, sick leave or other bona fide leave of absence, except that the vesting provisions under the Option, Unit Grant or Unit Appreciation Right may be suspended during the period of leave, unless the individual's reemployment rights are guaranteed by statute or by contract.


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     9.6 Effect of Termination Upon Unit Grants. Unless provided otherwise in the applicable Award Agreement, if a Grantee's employment or other service relationship with the Company terminates for any reason, including Cause, death, Total Disability or otherwise, then all units still subject to a vesting schedule and corresponding risk of forfeiture (pursuant to the applicable Grant Agreement) at the time of termination shall be deemed forfeited and revert back to the Company, without payment or other consideration to the Grantee. In the event a Grantee is suspended pending an investigation of whether or not the Grantee will be terminated for Cause, then all of the Grantee's rights under any unvested units will also be suspended during the period of investigation.

     9.7 Employment with Related Entities. For purposes of this Plan, being engaged in employment or other service relationship with a Related Entity constitutes employment or other service relationship with the Company, and the provisions of this Section 9 shall apply by using the terms "Company" and "Related Entity" interchangeably. A transfer between the Company and one or more Related Entities will not constitute a termination of employment or other service relationship with the Company.

     SECTION 10. Awards Not Transferable . Awards are personal to the Optionee, Holder or Grantee during their lifetime and may not be transferred, assigned, pledged, attached or otherwise disposed of in any manner, except by will or the laws of descent and distribution, and provided further that to the extent authorized by the Administrator, on a case by case basis, an Optionee, Holder or Grantee may transfer Awards into a revocable trust created by the Optionee, Holder or Grantee for the benefit of the Optionee's, Holder's or Grantee's descendants, to an immediate family member, or to a partnership in which only immediate family members or such trusts are partners. Any attempt to transfer, assign, pledge, attach or otherwise dispose of any Award contrary to this
Section 10 will be null and void.

     SECTION 11. Changes in Company's Capital Structure .

     11.1 Adjustments Upon Changes in Capitalization. In the event of any merger, consolidation, reorganization, Unit split, Unit dividend or other event causing a capital adjustment affecting the number of outstanding Units ("Capitalization Change"), the Administrator will make corresponding adjustments to preserve the relative value of Awards. To that end the Administrator will make adjustments, as necessary, in: (a) The aggregate number or kind of Units for which Options or Unit Appreciation Rights may be granted under this Plan;
(b) the number or kind of units covered by any outstanding Options or Unit Appreciation Rights under this Plan; and (c) other terms of this Plan or outstanding Options or Unit Appreciation Rights that merit a change in conjunction with the Capitalization Change. Any fractional units resulting from an adjustment will be disregarded. In the event the Company issues additional Units for consideration (including non-cash consideration), neither the total amount of units subject to this Plan, nor the amount of units subject to any outstanding Award, will be adjusted. The Administrator's determination as to what adjustments should be made and the extent of the adjustments will be final, binding and conclusive.

     11.2 Effect of Sale, Merger or Exchange.

     11.2.1 Termination of Options and Unit Appreciation Rights. Subject to
Section 11.2.2, upon the occurrence of a "Sales Event" (as defined below) any unexercised Options or Unit Appreciation Rights will expire and cease to be effective, provided that Optionees or Holders will have advance notice and an opportunity prior to the Sales Event to exercise any vested Options or Unit Appreciation Rights. Any units acquired through the exercise of an unvested Option or Unit Appreciation Right, which units remain subject to an underlying vesting schedule, will be subject to repurchase at the original Exercise Price paid for those Units. In the alternative, at the complete discretion of the Administrator, the Company may (a) determine to cash out some or all of the unexercised, vested Options or Unit Appreciation Rights by paying each affected Optionee or Holder an amount equal to the Fair Market Value of a Unit (as determined for purposes of the Sales Event), multiplied by the number of Units available under the vested portion of the Optionee's Option or Holder's Unit Appreciation Right, reduced by the aggregate Exercise Price or Base Value associated with that portion of the Option or Unit Appreciation Right, or (b) continue some or all of the Options or Unit Appreciation Rights, subject to the same terms and conditions (including the vesting schedule, if any) that applied prior to the Sales Event, modified as deemed appropriate by the Administrator in conjunction with the Sales Event. For purposes of this Plan a "Sales Event" will include (i) a complete liquidation of the Company, (ii) a sale of substantially all of the Company's assets, (iii) a sale of the Company's limited partnership units after which voting control of the Company is held by persons who were not unit holders of the Company prior to the sale or (iv) a merger, consolidation, reorganization or other similar event that shifts voting control of the Company (or any successor entity) to persons who were not unit holders of the Company prior to the transaction. Unless provided otherwise in the applicable Award Agreements, or pursuant to an action of the Board, the vesting schedules applicable to outstanding Options, Unit Grants or Unit Appreciation Rights will not accelerate in connection with a Sales Event.


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     11.2.2 Conversion of Units for Stock Exchange. If pursuant to a Sales Event the Unit holders of the Company receive securities of another entity ("Exchange Securities") in exchange for their Units, then the Company and the entity issuing the Exchange Securities may (at their discretion) provide that any unexercised Options or Unit Appreciation Rights or unvested Unit Grants (or any combination) under this Plan will be converted into unit appreciation rights, options to purchase or grants to receive of Exchange Securities. The number of shares and exercise price of unit appreciation rights, options or grants for Exchange Securities will be determined by adjusting the number of units and Exercise Price of the unexercised Options, Unit Appreciation Rights and Unit Grants (as applicable) in the same proportion as used for determining the number of shares of Exchange Securities that the holders of Units receive in the transaction. Other than the potential changes to the Exercise Price, Base Value and number of Units of the outstanding Unit Appreciation Rights or Options, all of the terms and conditions relating to the converted Options or Unit Appreciation Rights under this Plan shall apply to options for the Exchange Securities, unless otherwise determined by the Administrator.

     11.3 No Restriction on Ability to Accomplish Corporate Changes. This Plan and Awards granted hereunder will not in any way limit the right or power of the Company, or its Unit holders, to make or authorize any or all adjustments in connection with recapitalizations, reorganizations or other changes in the Company's structure or its business, or any merger or consolidation of the Company, or any issuance of Units or of options, warrants or rights to purchase units or bonds, debentures, preferred or prior preference units whose rights are superior to or affect the Units or rights of holders thereof or which are convertible into or exchangeable for Units, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of a similar character or otherwise.

     SECTION 12. Securities Regulation, Tax Law and Other Required Approvals . The Company shall not issue Units subject to an Option, Unit Appreciation Right or Unit Grant unless the exercise, issuance and delivery of such units comply with all relevant provisions of law, including any applicable state securities laws, the Securities Act, the Exchange Act, any relevant securities rules and regulations, and the requirements of any stock exchange or interdealer quotation system in which the Units may then be listed. The issuance of Units shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any Units under this Plan.

     12.1 Effect of Lack of Authority. The Company will use its best efforts to obtain from the appropriate regulatory agencies any requisite authorization in order to issue the number of Units as needed to satisfy the requirements of this Plan. The Company's inability to obtain the authority that Company's counsel deems to be necessary for the lawful issuance of any units under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any units under this Plan, shall relieve the Company of any liability with respect to the non-issuance of such units.

     12.2 Section 16(b) Compliance; Bifurcation of Plan. As long as the Company has registered any of its equity securities pursuant to Section 12(b) or 12(g) of the Exchange Act, this Plan and the Awards granted under this Plan shall comply in all respects with Rule 16b-3 under the Exchange Act (or any successor rule relating to the exemption from Section 16(b) of the Exchange Act of disgorgement liability for arrangements respecting the Units approved by the Board or a committee thereof). If any Plan provision is later found not to be in compliance with Rule 16b-3, the provision shall be deemed null and void, or if possible construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in this Plan to the contrary, the Administrator, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Optionees, Holders and Grantees who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning other Optionees. This provision shall not obligate the Company to undertake registration of any of the Awards.

     12.3 Representations and Warranties. As a condition to granting any Award, the Company may require the recipient to make any representation or warranty to the Company as may be required, in the judgment of the Company, including executing and delivering to the Company an agreement as may from time to time be necessary to comply with federal and state securities laws. At the election of the Company, a stop-transfer order against any


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Units may be placed on the official unit books and records of the Company, and a legend may be stamped on Unit certificates indicating that the Unit may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation.

     12.4 Legends on Option Agreements, Unit Appreciation Rights and Unit Certificates. Unless an appropriate registration statement is filed pursuant to the Securities Act, with respect to the Units issued under this Plan, each certificate representing such Unit shall be endorsed with the following legend or its equivalent:

          The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, assigned, offered or otherwise transferred unless (a) there is an effective registration statement under the Act, or (b) the Company receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the Company) stating that the transaction is exempt from registration or the Company otherwise satisfies itself that the transaction is exempt from registration.

In addition to this legend, each Award Agreement and each certificate representing Units acquired through an Award shall be endorsed with all legends, if any, which are required by applicable state securities laws and the Administrator, including without limitation to reflect the existence of vesting of ownership and contractual restrictions on transfer.

     12.5 New Tax Regulations. The Company acknowledges that as of the time of adopting this Plan, Section 409A of the Code is effective, but in a state of transition, with the IRS working on regulations. The Company intends for this Plan and the Awards issued thereunder to comply with Section 409A of the Code, and this Plan and all Award Agreements will be interpreted to that end.

     SECTION 13. Withholding Tax Requirement . The Company will have the right to retain and withhold from any payment of cash, or Units, the amount of taxes required by any government to be withheld. The Company may require an individual receiving cash or Units under this Plan to advance or reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu of withholding or reimbursement, the Company has the right to withhold from any other cash amounts due or to become due from the Company to the individual in an amount equal to the taxes, or to retain and withhold a number of units having a market value not less than the amount of the taxes required to be withheld as reimbursement for any taxes and cancel (in whole or in part) any units so withheld.

     SECTION 14. Status of Unit Holder . No Optionee or Holder, nor any party to which an Optionee's or Holder's rights and privileges may pass, will have any of the rights or privileges of a unit holder of the Company with respect to the Units related to an Option or Unit Appreciation Right unless, until and to the extent the Option or Unit Appreciation Right has been properly exercised for units.

     SECTION 15. Rights and Relationships .

     15.1 This Plan. This Plan is purely voluntary on the part of the Company. The adoption or continuance of this Plan will not be deemed to constitute a commitment to Eligible Participants by the Company to continue this Plan.

     15.2 No Employment Contract. Nothing in this Plan, nor in any Award granted pursuant to this Plan, shall give any Optionee, Holder or Grantee any right to continued employment with the Company or a Related Entity, or to interfere in any way with the right of the Company (or Related Entity) to terminate the Optionee, Holder's or Grantee's employment or service relationship with the Company at any time.

     15.3 Other Agreements. To the extent required by the Administrator, each person who receives units as a result of any Award shall agree to enter into and be bound by any unit holders' agreement, or the agreement then in effect, if any, between the Company and its unit holders relating to the repurchase by the unit holders and/or the Company of outstanding Units. In addition, as required by the Administrator, units available through Awards may be subject to restrictions on the transfer of the units or commitments regarding the Company's repurchase of the Optionee's, Holder's or Grantee's units, which restrictions or commitments may be a condition of the delivery of certificates representing the units to the Optionee, Holder or Grantee.


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


     SECTION 16. Amendment and Termination .

     16.1 Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that the approval of the Company's unit holders is necessary within 12 months before or after the adoption by the Board of any amendment which will (a) increase the number of units reserved for the issuance of Awards under this Plan; or (b) permit the granting of Awards to a class of persons other than those presently permitted to receive Awards under this Plan.

     16.2 Effect. No Award may be granted after the termination or during any suspension of this Plan. In addition, no amendment, suspension or termination of this Plan shall adversely affect Awards granted on or prior to the date thereof, without the consent of the Optionee, Holder or Grantee, unless expressly provided for in this Plan or a particular Award Agreement.

     SECTION 17. Applicable Law . This Plan shall be governed and construed in accordance with the laws of the State of --------------- Washington.

     SECTION 18. Effectiveness of This Plan . This Plan shall become effective upon adoption by the Board, so long as it is approved by the Company's unit holders any time within 12 months before or after the adoption of this Plan.


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